Boston Private Announces 2020 Annual Meeting of Shareholders
Will Be Held Solely Through Remote Audio Access

Boston, MA – March 31, 2020 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (the “Company” or “Boston Private”) announced today that, in accordance with orders issued by the Governor of the Commonwealth of Massachusetts, the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be held solely through remote audio access via a webcast. The previously announced date and time of the Annual Meeting (April 23, 2020 at 10:00 a.m., Eastern Time) have not changed.

Shareholders who wish to attend the Annual Meeting must register at http://www.viewproxy.com/bostonprivate/2020/ (click on “Virtual Meeting Registration”) by 11:59 p.m., Eastern Time, on April 20, 2020. Shareholders will be provided an opportunity to ask questions of the Board of Directors and management. Please refer to the 2020 Annual Meeting FAQs included in the “Virtual Meeting Registration” tab for further registration instructions and technical support.
The Company encourages eligible shareholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the proxy statement previously distributed. The proxy card included with the proxy materials previously distributed may continue to be used to vote shares in connection with the Annual Meeting. Shareholders also will have the opportunity to vote their shares during the Annual Meeting.

About Boston Private

Boston Private is a leading provider of integrated wealth management, trust and banking services to high-net-worth individuals, families, businesses and nonprofits.

For more than 30 years, Boston Private has delivered comprehensive advice coupled with deep technical expertise to help clients simplify their lives and achieve their goals. The firm offers the capabilities of a large institution with the superior service of a boutique firm to clients across the United States.

Boston Private is the corporate brand of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH).

For more information, visit www.bostonprivate.com.

Contact:
Adam Bromley
(617) 912-4386
abromley@bostonprivate.com